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Dear Esteemed Shareholders of Duo World, Inc,

We thank you for your continued loyalty and support to the Company

In the last few years, Duo World, Inc. has gone through many challenges and setbacks in growing its revenue with its existing business model.

With the Covid-19 Pandemic, the Company was forced to rethink its business landscape and change the strategic direction of the Company to be able to survive the adverse impacts of Covid, as well as grow its business with the new opportunities that arose as a result of the changes in the way businesses operate around the world.

Businesses have been forced to adopt technology to communicate and collaborate for a superior customer experience.

With the understanding of the immense opportunities that Duo World, Inc. has in the space of communication and collaboration, the Company is now in the process of completely changing its offerings from "On premise" to "SaaS."

Duo World stopped marketing its "On premise" offerings due to travel and other restrictions resulting from the Pandemic during early 2020 and has been focused on restructuring the organization and its product offerings to meet post Pandemic demand.

The SaaS version of our "Facetone" product for the global contact center market is in the final stages of development, and the Company is making plans for its commercial launch by mid – 2022.

The global cloud contact center market is booming with the current Pandemic as remote working and flexibility has become the new normal.

Businesses around the world are currently looking at cutting down their costs to ensure financial stability during the Pandemic induced economic slowdown. Hence, businesses are opting for cost effective cloud solutions.

Our Facetone SaaS version has a low set up cost and a pay as you grow model.

Low at cost, yet high in performance, The Facetone SaaS software provides an easy and efficient onboarding process, but it is also able to seamlessly integrate with the users' favorite cloud tools to increase productivity.

Duo World, Inc. raised sufficient capital to repay high-interest borrowings during the latter part of 2021.

Furthermore, the Company has also opted for a much leaner and scalable structure, which is quite efficient and has a low operating cost. All non-core activities are outsourced, making it easier for the Company to scale to the given level of activity without incurring additional overhead.

We believe that Duo World, Inc. has already faced the worst of its challenges and that the days ahead hold a much more positive outlook for the Company and its loyal Shareholders

Kind regards,

Muhunthan Canagasooryam, CEO and Chairman

Jennifer Samuel-Perera, Director and CFO